NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED
SECURITIES

NYSE hereby notifies the SEC of its intention to remove the Guarantee by Wallgreen Co. with respect to 3.600% Wallgreens Boots Alliance, Inc.
notes due 2025 from registration on the Exchange at the opening of business on August 21, 2015, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(4) That the entire class of this security was expired on August 10, 2015.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended on August 10, 2015.